AMENDMENT TO SUB-ADVISORY AGREEMENT

This amendment (the “Amendment”) is effective as of December 1, 2017, by and between AssetMark, Inc., a California corporation (the “Advisor”), and Wellington Management Company LLP (the “Sub-Advisor”).

WHEREAS the parties entered into a Sub-Advisory Agreement (the “Agreement”) dated October 31, 2016; and

WHEREAS the parties now wish to amend the Agreement, in accordance with Section 12 thereof, as set forth below;

NOW THEREFORE, the parties agree as follows:

1.            Exhibit A to the Agreement is hereby deleted and replaced with the following:

EXHIBIT A

SUB-ADVISORY AGREEMENT

BETWEEN ASSETMARK, INC.
AND
WELLINGTON MANAGEMENT COMPANY LLP

Effective   December 1, 2017

GuideMark Core Fixed Income Fund (the “Fund”)

If the average daily net assets of the portion of the Fund assigned to the Sub-Advisor (the “Sub-Advised Portion”) are equal to at least $75,000,000, the following fee schedule will apply with respect to the Sub- Advised Portion:

ANNUAL PERCENTAGE
ASSETS	COMPENSATION
First $100,000,000	0.150 of 1%
Over $100,000,000	0.120 of 1%

If the average daily net assets of the Sub-Advised Portion fall below $75,000,000 solely as a result of withdrawals, the following fee schedule will apply with respect to the Sub-Advised Portion:

ANNUAL PERCENTAGE
COMPENSATION
0.220 of 1%

Except to the extent modified by this Amendment, the remaining provisions of the Agreement shall remain in full force and effect. In the event of a conflict between the provisions of the Agreement and those of this Amendment, the Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first written above.

ADVISOR
ASSETMARK, INC.

By: /s/ Carrie E. Hansen
Name: Carrie E. Hansen
Title: Executive Vice-President

SUB-ADVISOR
WELLINGTON MANAGEMENT COMPANY LLP
By: /s/ Steven Muson
Name: Steven Muson
Title: Senior Managing Director